UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

GENTIVA HEALTH SERVICES, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware (State of Incorporation)	1-15669 (Commission File No.)	36-4335801 (I.R.S. Employer Identification No.)

3 Huntington Quadrangle, Suite 200S
Melville, New York 11747-4627
(Address of principal executive offices, including zip code)

(631) 501-7000
(Registrant's telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

:  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

:  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

:  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

:  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 23, 2005, the Compensation, Corporate Governance and Nominating Committee (the "Committee") of the Board of Directors of Gentiva Health Services, Inc. (the "Company") met and approved annual performance goals for bonuses payable to the executive officers of the Company, including Ronald A. Malone, Vernon A. Perry, Jr., Robert Creamer, John R. Potapchuk and Mary Morrisey Gabriel (collectively, the "Named Executive Officers"), under the Gentiva Health Services, Inc. Executive Officers Bonus Plan (the "Plan") for the 2005 fiscal year. Following completion of fiscal year 2005, the Committee will determine the extent to which the performance goals were satisfied. Each Named Executive Officer's target bonus is 55% or 60% of annual base salary, except for Mr. Malone, whose target bonus is 100% of annual base salary, and each Named Executive Officer can earn maximum bonus compensation up to 150% of his or her target bonus, depending on the extent to which the goals are met or exceeded. The Plan was approved by the Company's shareholders on March 13, 2000, and filed as Exhibit 10.4 to Amendment No. 2 to the Company's Registration Statement on Form S-4 filed January 19, 2000.

Each eligible executive's goals for determining 2005 bonus eligibility and amount are based upon a combination of criteria related to overall corporate performance and individually tailored performance criteria. For the Named Executive Officers, the corporate performance goals generally include achievement of a designated level of revenues, increase in gross margin compared to increase in expenses, achievement of a designated level of net income per share, and maintenance of employee turnover rates below designated levels. The individual goals vary by Named Executive Officer depending on his or her areas of responsibility, and include various qualitative and quantitative measures that are intended to add economic value and to align each Named Executive Officer's compensation with expectations of leadership and achievement placed on the individual to realize various aspects of the Company's business plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC. (Registrant)
Date: March 1, 2005	/s/ John R. Potapchuk
John R. Potapchuk Senior Vice President and Chief Financial Officer